Exhibit 10.2
TELEDYNE TECHNOLOGIES INCORPORATED
PENSION EQUALIZATION/BENEFIT RESTORATION PLAN
Originally Effective as of November 29, 1999
As Amended and Restated Effective December 31, 2004
PURPOSE
     The purpose of the Teledyne Technologies Incorporated Pension Equalization/Benefit Restoration Plan is to provide certain employees of Teledyne Technologies Incorporated who participate in the Corporation’s qualified pension plan with benefits and retirement income equal to that which they would have received (i) but for the limitations imposed on such a plan which is qualified within the meaning of Section 401(a) of the Code by Sections 401(a)(17) or 415 of the Internal Revenue Code of 1986, as amended, and (ii) but for participation in the Teledyne Technologies Incorporated Executive Deferred Compensation Plan (the “Executive Deferred Compensation Plan”), by supplementing, on an unfunded basis, amounts payable under such qualified plans with amounts paid under this Plan.
     Allegheny Ludlum Corporation and, thereafter, Allegheny Teledyne Incorporated (“ATI”) sponsored a Benefit Restoration Plan for several years prior to the spin off of the Corporation from ATI. At that time, (i) the Corporation adopted this Plan, (ii) permitted each participant in the Prior Plan hired by the Corporation to participate in this Plan and (iii) credited each such person with an initial benefit equal to his or her balance under the Prior Plan.
     In September of 2006, the Corporation acquired Rockwell Scientific Company and assumed sponsorship of the Rockwell Scientific Company Pension Plan, a qualified pension plan (the “Rockwell Plan”). The Corporation caused the Rockwell Plan to be merged with and into the Pension Plan. The benefit accrued by former participants in the Rockwell Plan as of the date of the merger of the Pension Plan and the Rockwell Plan became the opening accrued benefit for such participants in the qualified Pension Plan as merged with and into the Pension Plan. Former participants in the Rockwell Plan whose benefits under the Rockwell Plan were affected by the Limitations will accrue benefits under this Plan from and after the merger of the Rockwell Plan with and into the Pension Plan.
     Separately, Rockwell Scientific Company sponsored a non-qualified deferred compensation plan for former Rockwell Scientific Company employees affected by the Limitations prior to September of 2006. The benefits accrued under that separate non-qualified deferred compensation plan have either (i) been paid out in connection with the change in control occasioned by the acquisition of Rockwell Scientific Company or (ii) are held as the initial benefit under this Plan. No former Rockwell Scientific Company employee became eligible to accrue benefits under this Plan until September of 2006.
     The Plan has been amended from time to time since its adoption, including causing the terms of the Plan to pay benefits that comply with Section 409A of the Code. The Plan as set forth herein constitutes an amendment in its entirety of the Plan, which is continued effective as of December 31, 2004.

ARTICLE I. DEFINITIONS
     1.01 “Administrator” shall mean the person or committee appointed by the Board of Directors of the Corporation for such purpose under Article V.
     1.02 “Code” shall mean the Internal Revenue Code of 1986, as the same shall be amended from time to time.
     1.03 “Corporation” shall mean Teledyne Technologies Incorporated, a Delaware corporation.
     1.04 “Defined Benefit Restoration” shall mean the sum of the amounts accrued under provisions of this Plan that relate to restoration of benefits under the Pension Plan not payable under the Pension Plan due to the Limitations and giving credit to amounts deferred under the DCP.
     1.05 “DCP” shall mean the Teledyne Technologies Incorporated Executive Deferred Compensation Plan.
     1.06 “Disability” shall mean, with respect to a Member, any medically determinable physical or mental impairment that can be expected to result in death or be expected to last for a continuous period of not less than 12 months, by reason of which:
(a)	The Member is unable to engage in any substantial gainful activity; or

(b)	The Member is receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering employees of the Company.
     1.07 “Effective Date” is defined in Article II of the Plan.
     1.08 “Employee” shall mean any employee of the Corporation.
     1.09 “Key Employee” shall mean a Key Employee as determined under Section 416(i) of the Code (determined without regard to subsection 416(i)(5) thereof). Without limiting the foregoing, the term Key Employee shall include (i) an officer of the Employer having annual compensation greater than $130,000 (or such greater amount as may be in effect under Section 416(i)(1)(A)(i) of the Code), (ii) a five percent owner of the Employer (as that term is defined in Section 416(i)(B) of the Code), or (iii) a one percent owners of the Employer (as that term is defined in Section 416(i)(B) of the Code) at any time during the twelve (12) month period ending on the January 1st of a relevant year and such person shall continue to be regarded as a Key Employee for the 16 month period following that January 1st.
     1.10 “Limitations” shall mean any limitation, with respect to a qualified plan, within the meaning of Section 401(a) of the Code, on the amount of contributions or the accrual or payment of benefits to or on behalf of a Participant as imposed under Section 401(a)(17) and Section 415 and/or under any other Section of the Code hereinafter adopted which shall be the successor of any of them or have the effect of any of them.
     1.11 “Participant” shall mean any Employee who meets the conditions for participation set forth in Article III.
     1.12 “Pension Plan” shall mean the Teledyne Technologies Incorporated Pension Plan, as in effect as of the relevant time (from and after September, 2006, including as merged with the Rockwell Scientific Company Pension Plan) or its predecessor, the Allegheny Teledyne Incorporated Pension Plan.
     1.13 “Plan” shall mean this Teledyne Technologies Incorporated Pension Equalization/ Benefit Restoration Plan.
     1.14 “Plan Compensation” shall mean a Participant’s compensation as defined in the Pension Plan, but determined (a) without giving effect to the Limitations and (b) by adding back to reported compensation under the Pension Plan to determine Plan Compensation any amounts the Participant defers into the DCP, as if paid in the year deferred.
     1.15 “Prior Plan” shall mean the Allegheny Teledyne Incorporated Benefit Restoration Plan and, as applicable beginning September 16, 2006, the Rockwell Scientific Non-Qualified Pension Plan. For the avoidance of doubt, “Prior Plan” does not include any plan, program or arrangement sponsored by Rockwell Scientific Corporation other than the Rockwell Scientific Non-Qualified Pension Plan.
     1.16 “Separation from Service” shall mean the later of (i) the earliest date upon which the Participant can commence a benefit under the Pension Plan or (ii) a separation from Service as defined in Section 409A of the Code, including an employee’s death, Disability or retirement or other termination of employment without reasonable anticipation of providing services to the Corporation thereafter.
     1.17 “Spouse” shall mean a person of the opposite sex who is a husband or wife. Unless expressly provided otherwise, this definition shall apply to any use of the word “spouse” under the Plan whether capitalized or not.
ARTICLE II. EFFECTIVE DATE
     The original effective date of this Plan is November 29, 1999. The effective date of the Plan as amended and restated is December 31, 2004.

ARTICLE III. PARTICIPATION
     3.01 Group Eligible to Participate. Participation is limited to that group of highly compensated Employees (i) whose Plan Compensation exceeds the limitation under Section 401(a)(17) or 415 of the Code, or any successor provision of the Code, as in effect from time to time and/or (ii) participate in the DCP.
     3.02 Contributions by Participants. Participants shall not be permitted to make contributions in any form to this Plan.
ARTICLE IV. DEFINED BENEFIT RESTORATION
     4.01 Restoration of Pension Plan Benefits. In respect of each Participant who participates or participated in the Pension Plan, the Corporation shall pay to the Participant, without requirement for Participant contribution at the times set forth in Section 4.04 of this Plan and no event earlier than the Participant’s Separation from Service, a Defined Benefit Restoration equal to the difference between (a) and (b):
(a)	the maximum life annuity to which the Participant would be entitled under the Pension Plan upon his or her retirement determined using the Participant’s Plan Compensation (as defined in this Plan) and applying the Pension Plan benefit formula without giving effect to the Limitations; less

(b)	the life annuity which is actually paid to the Participant under the Pension Plan after giving effect to the Limitations.
Notwithstanding any provision to the contrary, each participant who was a participant in the Prior Plan shall be a Participant in this Plan with a Defined Benefit no less at any given time than his or her Defined Benefit under the Prior Plan.
     4.02 Elections and Calculations. The forms of benefit payment under this Plan shall be the same as the forms of benefit payment under the Pension Plan as in effect on the date of a Participant’s Separation from Service. The forms of benefit payment available under the Pension Plan are annuity forms only and have been determined to be of actuarial equivalent value one to another by the actuaries engaged by the Pension Plan. Participants shall file an election under this Plan as to the form of benefit payment, as described in Section 4.04(b) on a form and at times prescribed by the Administrator. All calculations pursuant to this Plan shall be consistent with those used in determining benefits under the Pension Plan, including, but not limited to, calculation of actuarial equivalents for optional forms of benefits and reductions for early payment.
     4.03 Reports. The Corporation may, but shall not be required to, send reports from time to time to each Participant regarding the amounts to which he is entitled under this Plan.

     4.04 Payment of Defined Benefit Restoration.
     (a) Defined Benefit Restoration Accrued on or Before December 31, 2004. Commencing as soon as benefits are payable to a Participant who dies, becomes Disabled or experiences a Separation from Service with entitlement to a vested benefit under the Pension Plan, the Corporation shall begin to pay to the Participant or his or her beneficiary, as the case may be, the Defined Benefit Restoration accrued on or before December 31, 2004 in the same manner, at the same times and frequencies and subject to the same terms and conditions (except as set forth herein) which the Participant elects to have his or her benefits paid under the Pension Plan; and
     (b) Defined Benefit Restoration Accrued After December 31, 2004. Payment of a Participant’s Defined Benefit Restoration accrued after December 31, 2004 shall commence to be paid as soon as administratively feasible after (i) for Participants who have a Separation from Service before his or her earliest retirement age under the Pension Plan, the later of (x) the date which is 180 days after his or her Separation from Service or (y) his or her earliest retirement age under the Pension Plan and (ii) for Participants who do not have a Separation from Service before his or her earliest retirement age under the Pension Plan, the 180th day following the date the Participant dies, becomes Disabled or experiences a Separation from Service. In no event shall distributions commence later than the later of (i) the end of the calendar year in which occurs the 180th day following the date the Participant experiences a Separation from Service and (ii) the 15th day of the third month following the 180th day after the Participant experiences a Separation from Service. Benefits shall be paid in the form elected by the Participant to have his or her benefits paid from among the actuarially equivalent forms of annuity benefits then available under the Pension Plan. Monthly annuity payments shall be paid at the payment times then in effect under the Pension Plan except that, because no monthly benefit attributable to benefits accrued after December 31, 2004 shall be paid to the Participant or beneficiary for six months after the date of that Participant’s Separation from Service, the first payment of benefits attributable to benefits accrued on or after January 1, 2005 shall be made in the seventh month after the Separation from Service and shall equal the monthly benefit amount attributable to benefits accrued after January 1, 2005 multiplied by seven. Benefit payments delayed under the preceding sentence shall bear interest at a rate determined by the Administrator from time to time. Each subsequent installment of Defined Benefit Restoration attributable to benefits accrued after December 31, 2004 payable to a Participant or beneficiary shall be in an amount equal to the monthly benefit amount attributable to benefits accrued after December 31, 2004.
ARTICLE V. ADMINISTRATION
     The Plan shall be administered by the Administrator appointed for such purpose by the Board of Directors of the Corporation who shall have the power and duty to interpret the Plan and to make such rules and regulations as the Administrator, in its discretion, shall deem appropriate. The Administrator may retain such experts, consultants, or advisors as it, in its discretion deems necessary or appropriate to the administration of the Plan and/or may delegate to the Corporation or to employees of the Corporation such duties as it may deem necessary or appropriate. Any determination of the Administrator shall be final, conclusive and binding for all parties.

ARTICLE VI. AMENDMENT AND TERMINATION
     The Corporation shall have the right to amend or terminate this Plan at any time; provided that no amendment shall be made which would have the effect of decreasing the amount payable to any Participants hereunder, as accrued on the date of such amendment.
ARTICLE VII. ASSIGNMENT
     No benefit or other right under or created by this Plan shall be assignable by any Participant or the Participant’s beneficiary by pledge or otherwise. Any attempt to assign, pledge or otherwise dispose of or anticipate benefits under this Plan shall be void.
ARTICLE VIII. BENEFITS UNFUNDED
     The benefits provided under this Plan shall be unfunded. All payments of benefits hereunder shall be made by the Corporation from general assets and the Corporation will not be obligated to establish any special or separate fund or make other segregation of assets to assure the payment of any benefits hereunder. In the event the Corporation establishes any fund or segregation, no party who is or becomes entitled to receive amounts hereunder shall have any right to assert any claim, levy or lien thereon or assert any right thereto unless such right is specifically set forth in writing. The rights of any party to receive payments of any benefits hereunder shall be no greater than the rights of an unsecured creditor of the Corporation.
ARTICLE IX. MISCELLANEOUS
     9.01 Applicable Law. This Plan shall be governed by, and construed in accordance with, the law of the State of California, except with regard to its principles of conflicts of laws or to the extent that the law of the State of California shall have been specifically preempted by federal law.
     9.02 Incapacity of Recipient of Benefits. If any person entitled to receive benefits hereunder shall be physically or mentally incapable of receiving or acknowledging receipt of any payment of benefits, the Corporation, upon the receipt of satisfactory evidence that such incapacitated person is so incapacitated and that another person or institution is maintaining him or her and that no guardian or committee has been appointed for him or her, may provide for such payment of benefits hereunder to such person or institution maintaining him or her, and such payments so made shall be deemed for every purpose to have been made to such incapacitated person.
     9.03 Liability of Officers and Directors of the Corporation. No past, present or future officer or director of the Corporation shall be personally liable to any Participant, beneficiary or other person under any provision of this Plan.

     9.04 Assets Owned by the Corporation. Nothing contained herein shall be deemed to give any Participant or his beneficiary any interest in any specific property of the Corporation or any right except to receive such distributions as are expressly provided for in this Plan.
     9.05 Withholding. The payment of any benefits under this Plan shall be net of any federal, state and local taxes that the Corporation is required to withhold.
     9.06 Meaning of Certain Words. As used herein any gender shall include all other genders and the singular shall include the plural and the plural shall include the singular in all cases where such meaning would be appropriate. The terms “herein”, “hereto”, “hereunder”, and the like shall be deemed to refer to this Plan as a whole and not to any particular paragraph or other subdivision of this Plan.

To record the adoption of the amendment and restatement of the Plan, the Corporation has caused its execution by its duly authorized officer as of the 31st day of December, 2004.

TELEDYNE TECHNOLOGIES INCORPORATED
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